Exhibit 99.2

NEWS RELEASE

100 Glenborough Drive	Contact: Greg Panagos: 281-872-3125
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NOBLE ENERGY TO REPORT YEAR-END 2005 RESERVES OF 806 MILLION BARRELS
OF OIL EQUIVALENT, UP 54 PERCENT FROM YEAR-END 2004

HOUSTON (February 22, 2006) — Noble Energy, Inc. (NYSE: NBL) today announced that it expects to record year-end 2005 reserves of 806.0 million barrels of oil equivalent (MMBoe), an increase of 54 percent compared to the previous year-end.
The average 2005 worldwide reserve replacement cost is estimated at $13.83 per barrel of oil equivalent (BOE), or $2.31 per thousand cubic feet equivalent (Mcfe). Reserve additions from all sources are expected to total 333.4 MMBoe, which includes 271.3 MMBoe from the acquisition of Patina Oil & Gas. Total costs incurred in 2005 oil and gas activities, including acquisition, exploration and development costs, but excluding asset retirement obligations (ARO), are estimated to be $4.612 billion. With worldwide production anticipated to be 52.9 MMBoe, Noble Energy will replace 630 percent of 2005 production. Excluding acquisitions, production replacement is expected to be 117 percent at a cost of $14.25 per BOE ($2.37 per Mcfe).
North America production is expected to total 30.4 MMBoe in 2005. Reserve additions from all North American sources are estimated to be 314.1 MMBoe, which includes 271.3 MMBoe from the Patina acquisition. Costs incurred from oil and gas activities in North America are estimated to be $4.510 billion, for an average 2005 North American reserve replacement cost of $14.36 per BOE. The acquisition costs for Patina totaled $3.727 billion. Reserve replacement for North America production is estimated at over ten times production. Excluding acquisitions, reserve replacement for North America is expected to be 141 percent.
International production is anticipated to total 22.5 MMBoe in 2005, and international reserve additions from all sources are expected to total 19.3 MMBoe. Costs incurred in international oil and gas activities are estimated to be $102.0 million, for an average 2005 international reserve replacement cost of $5.29 per BOE. Reserve replacement for international operations is estimated at 86 percent of production for 2005.
Approximately 13.0 MMBoe of international reserve additions are associated with the Dumbarton development in the U.K. sector of the North Sea. First production from Dumbarton is planned for early 2007 at an average rate for the year of 9,000 barrels of oil equivalent per day.
Pro Forma
Pro forma year-end 2004, Noble Energy and Patina had total reserves of 794.4 MMBoe, compared to 806.0 MMBoe for the combined companies at year-end 2005. The combined companies are expected to add reserves from all sources of 71.0 MMBoe during the full year 2005 at a total cost incurred of $1,025.0 million (excluding ARO), or $14.44 per Boe. Pro forma 2005 production is anticipated to be 59.4 MMBoe with 120 percent of production replaced with new reserves.
Beginning in 2004, Noble Energy engaged Netherland, Sewell & Associates, Inc. (Netherland, Sewell) to audit its estimates of proved reserves. For the three years prior to 2004, Noble Energy engaged Netherland, Sewell to perform an audit of the company’s procedures and methods used to estimate proven reserves. Netherland, Sewell’s audit for 2005 included a detailed review of major properties making up approximately 72 percent of Noble Energy’s total proved reserves.
Noble Energy is one of the nation’s leading independent energy companies and operates throughout major basins in the United States including Colorado’s Wattenberg Field, the Mid-continent region of western Oklahoma and the Texas Panhandle, the San Juan Basin in New Mexico and the Gulf of Mexico. In addition, Noble Energy operates internationally in Argentina, China, Ecuador, Equatorial Guinea, the Mediterranean Sea, the North Sea and Suriname. Noble Energy markets natural gas and crude oil through its subsidiary, Noble Energy Marketing, Inc. Visit Noble Energy online at www.nobleenergyinc.com .
This news release may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Noble Energy’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected, and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are detailed in its Securities and Exchange Commission filings.
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